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EXHIBIT 5

               LEGAL OPINION OF SONNENSCHEIN NATH & ROSENTHAL LLP



                                December 20, 2006


CNA Surety Corporation
333 South Wabash
Chicago, Illinois  60685

RE: Registration Statement on Form S-8;

Ladies and Gentlemen:

         A Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission to register shares of common stock, par value $.01 per share (the "Shares"), of CNA Surety Corporation (the "Company") which may from time to time be offered by the Company in connection with the CNA Surety Corporation 2006 Long-Term Equity Compensation Plan (the "Plan"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

         We have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Certificate of Incorporation, as amended, its By-Laws, as amended, and minutes of directors' and stockholders' meetings, and other documents (including the Plan) and certificates of public officials, to the extent we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth.

         We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, it is our opinion that the Shares that will be originally issued under the Plan, when issued pursuant to, and in accordance with the Plan, will be validly issued, fully paid and non-assessable.

         This opinion is limited to the laws of the Delaware General Corporation Law.

         This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.


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         This opinion is being rendered solely for your benefit in connection with the filing of the Registration Statement. This opinion is limited to matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this opinion.

         We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to Sonnenschein Nath & Rosenthal LLP in the Registration Statement. We do not, in giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.


                               Very truly yours,



                               /s/ Sonnenschein Nath & Rosenthal LLP